FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw
Chief Financial Officer
(626) 768-6898

EAST WEST BANCORP REPORTS STRONG EARNINGS
OF $40.5 MILLION FOR SECOND QUARTER 2007

Pasadena, CA - July 18, 2007 - East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks, today reported financial results for the second quarter of 2007. Fully diluted earnings per share for the second quarter increased 12% to a solid $0.66 from $0.59 in the prior year period.

“We are pleased with the operating results of the second quarter. Double-digit organic loan growth, continued credit quality and sustained operating efficiencies were the primary factors for our strong performance in the second quarter of 2007,” stated Dominic Ng, Chairman, President and Chief Executive Officer of East West. “East West has been able to consistently achieve strong core earnings and growth and we are confident that we will continue our outstanding performance.”

“In late April we announced the acquisition of Desert Community Bank (“DCB”), a $584 million commercial bank headquartered in Victorville, California. We have received regulatory approval for the acquisition and subject to approval by the DCB shareholders on August 9th, the acquisition is expected to close by the end of August. This acquisition will allow us to expand our footprint in the California marketplace,” concluded Ng.

Second Quarter Summary

•	Diluted earnings per share of $0.66, up 12% from second quarter 2006
•	Net income of $40.5 million, up 10% from second quarter 2006
•	Record net interest income of $98.9 million, up 8% from second quarter 2006
•	Net interest margin of 3.97%
•	Return on equity of 15.53%
•	Total nonperforming assets were 0.23% of total assets
•	Net loan chargeoffs of $576 thousand for the quarter

Financial Summary

Second quarter net income was a strong $40.5 million, up 10% from $36.6 million reported in the prior year period. Diluted earnings per share for the second quarter rose to $0.66, up 12% from $0.59 in the prior year period. Return on average equity for the quarter totaled 15.53%, while return on average assets for the quarter totaled 1.52%. Pretax income for the second quarter totaled $66.5 million, an 11% or $6.6 million increase over the same period a year ago. The increase in earnings in the second quarter of 2007 was primarily driven by higher net interest income which totaled $98.9 million, the highest ever in the history of the Company.

Management Guidance

The Company provided updated guidance for the full year 2007. Based on the performance during the first half of the year and the expectations for the remainder of 2007, management estimates that fully diluted earnings per share for the full year of 2007 will range from $2.61 to $2.63, an increase of $0.26 to $0.28 or 11% to 12% from $2.35 in 2006. Additionally, this is an increase from the previously announced estimate of $2.56 to $2.60 for the full year 2007. This guidance does not include the impact of the acquisition of Desert Community Bank, which is estimated to add approximately $0.01 in 2007.

The EPS guidance is based on the following assumptions for the remainder of 2007:

•	Annual organic loan growth of 12% to 15%
•	Stable deposit balances
•	Annual increase in noninterest expense of 8% to 9%
•	Efficiency ratio of approximately 37%
•	Effective tax rate of approximately 39%
•	A stable interest rate environment and a net interest margin between 3.95% and 4.00%
•	$300.0 million in loan securitizations each quarter
•	$1.0 million provision for loan losses each quarter

Balance Sheet Summary

At June 30, 2007, total assets were $10.8 billion, unchanged from December 31, 2006. Gross loans at June 30, 2007 totaled $8.0 billion compared to $8.3 billion at year-end 2006. Excluding the impact of $326.1 million in on-balance sheet single family and multi-family loan securitizations, organic loan growth was $331.5 million, or 16% annualized during the quarter, and $486.7 million, or 12% annualized year-to-date.

Average earning assets for the second quarter of 2007 equaled $10.0 billion, 11% higher than the second quarter of 2006. The yield on average earning assets for the quarter was 7.51%, an increase of 42 basis points from a year ago and an increase of 4 basis points from the previous quarter. The yield on average loans receivable for the quarter was 7.87%, an increase of 42 basis points from the year ago quarter and an increase of 3 basis points from the previous quarter. The yield on average investment securities for the quarter was 5.77%, an increase of 109 basis points from the year ago quarter and an increase of 13 basis points from the previous quarter.

Total deposits at June 30, 2007 were $7.1 billion, a 1% decrease over total deposits of $7.2 billion at December 31, 2006. The decrease in deposits is largely a result of the Bank’s efforts to reduce high cost money market and broker deposits.

Average total deposits for the second quarter totaled $7.2 billion, or 3% above the figure for the prior year period. Average core deposits for the quarter totaled $3.4 billion, reflecting no change compared to the year ago figure. The average cost of deposits for the second quarter of 2007 was 3.42%, a 56 basis point increase from the year ago quarter and a 5 basis point increase from the previous quarter. The average cost of funds for the second quarter equaled 3.74%, a 57 basis point increase from the prior year and a 4 basis point increase from the prior quarter.

Second Quarter Operating Results

Net interest income for the second quarter increased to a record $98.9 million, 8% or $7.3 million greater than the second quarter of 2006 and $326 thousand greater on a sequential quarter basis. The net interest margin for the quarter of 3.97% reflected a decrease of 11 basis points from the year ago margin and an increase of 2 basis points from the previous quarter margin.

East West did not record a provision for loan losses during the second quarter of 2007. In comparison, East West provided $1.3 million for loan losses during the second quarter of 2006 and did not record a provision for loan losses for the first quarter of 2007. Based on the projected growth of the loan portfolio during the remainder of the year, management anticipates that the provision for loan losses will be $1.0 million for each remaining quarter of 2007.

Noninterest income for the second quarter totaled $10.8 million, 33% or $2.7 million higher than the second quarter of 2006 and 14% or $1.7 million less than the first quarter of 2007. The decrease from the prior quarter is primarily the result of a $1.3 million gain on the sale of real estate owned recorded in the first quarter. Core noninterest income, excluding the impact of gain on sales of investment securities, real estate owned and fixed assets, totaled $9.6 million during the quarter, 20% or $1.6 million higher than the prior year figure and reflecting no change compared to the first quarter. The growth in core noninterest income from the prior year stems from increased demand for letters of credit and mortgage servicing fees, which are included in ancillary loan fees.

Noninterest expense totaled $43.3 million for the second quarter of 2007, 12% or $4.7 million higher than a year ago. However, noninterest expense increased a modest 2% or $945 thousand from the previous quarter. Management will continue to carefully manage expenditures and anticipates that operating expenses for the full year 2007 will only increase approximately 8% to 9% from 2006. The Company expects that its efficiency ratio for the full year 2007 will be approximately 37%.

East West generated an efficiency ratio of 36.91% for the second quarter of 2007, compared to 35.30% a year ago. The effective tax rate for the second quarter was 39.08% compared to 38.82% in the prior year period. Management anticipates an effective tax rate for the full year 2007 to be approximately 39%.

Asset Quality

Total nonperforming assets as of June 30, 2007 were $24.4 million or 0.23% of total assets, compared to $19.9 million, or 0.18% of total assets at December 31, 2006. Although nonperforming assets has increased compared to the year-end figure, overall, the credit quality of our loan portfolio continues to be healthy and we continue to experience low levels of nonperforming assets. Nonaccrual loans at of June 30, 2007 were $23.7 million or 0.30% of total loans, compared to $17.1 million or 0.21% of total loans, at December 31, 2006.

For the second quarter of 2007, East West had net loan chargeoffs of $576 thousand or an annualized 0.03% of average loans. This compares to net loan chargeoffs of $305 thousand, or an annualized 0.02% of average loans for the second quarter of 2006 and net loan chargeoffs of $156 thousand or an annualized 0.01% of average loans for the first quarter of 2007.

The allowance for loan losses at June 30, 2007 was $77.3 million or 0.96% of total loans and 325% of nonaccrual loans, compared to $78.2 million or 0.95% of total loans and 457% of nonaccrual loans at December 31, 2006. At June 30, 2007, the allowance for unfunded loan commitments and off-balance sheet credit exposures was $12.4 million, compared to $12.2 million at December 31, 2006. The allowance for unfunded loan commitments and off-balance sheet credit exposures is included in accrued expenses and other liabilities on the balance sheet.

Capitalization

East West continues to remain well capitalized under all regulatory guidelines. At June 30, 2007, our Tier I risk-based capital ratio was 9.77%, total risk-based capital ratio was 11.21% and Tier I leverage ratio was 8.89%. During the first quarter of 2007, our Board of Directors authorized stock repurchases of up to $80.0 million of the Company’s stock. During the second quarter, we repurchased 400,000 shares at a weighed average cost of $40.29. As of June 30, 2007, East West had $34.2 million of repurchase authorization remaining. Total stockholders’ equity as of June 30, 2007 was $1.1 billion, representing a book value of $17.34 per share.

About East West

East West Bancorp is a publicly owned company with $10.8 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is the second largest independent commercial bank headquartered in Los Angeles with 62 branch locations. East West Bank serves the community with 60 branch locations across Southern and Northern California and a branch location in Houston, Texas. East West Bank has two international locations in Greater China, including a full-service branch in Hong Kong and a Beijing Representative Office in China. For more information on East West Bancorp, visit the Company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2006 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)
	June 30, 2007	December 31, 2006	% Change
Assets
Cash and cash equivalents	$190,538	$192,559	(1)
Securities purchased under resale agreements	200,000	100,000	100
Investment securities available-for-sale	1,784,870	1,647,080	8
Loans receivable (net of allowance for loan losses
of $77,280 and $78,201)	7,949,179	8,182,172	(3)
Premiums on deposits acquired, net	17,326	20,383	(15)
Goodwill	244,263	244,259	0
Other assets	443,181	437,258	1
Total assets	$10,829,357	$10,823,711	0

Liabilities and Stockholders' Equity
Deposits	$7,147,052	$7,235,042	(1)
Federal funds purchased	159,000	151,000	5
Federal Home Loan Bank advances	1,164,858	1,136,866	2
Securities sold under repurchase agreements	975,000	975,000	0
Notes payable	15,952	11,379	40
Accrued expenses and other liabilities	107,682	111,011	(3)
Long-term debt	204,642	184,023	11
Total liabilities	9,774,186	9,804,321	(0)
Stockholders' equity	1,055,171	1,019,390	4
Total liabilities and stockholders' equity	$10,829,357	$10,823,711	0
Book value per share	$17.34	$16.59	5
Number of shares at period end	60,848	61,431	(1)

Ending Balances	June 30, 2007	December 31, 2006	% Change
Loans receivable
Real estate - single family	$318,669	$365,407	(13)
Real estate - multifamily	959,531	1,584,674	(39)
Real estate - commercial	3,811,171	3,766,634	1
Real estate - construction	1,358,095	1,154,339	18
Commercial	1,066,751	960,375	11
Trade finance	368,694	271,795	36
Consumer	147,200	162,008	(9)
Total gross loans receivable	8,030,111	8,265,232	(3)
Unearned fees, premiums and discounts	(3,652)	(4,859)	(25)
Allowance for loan losses	(77,280)	(78,201)	(1)
Net loans receivable	$7,949,179	$8,182,172	(3)

Deposits
Noninterest-bearing demand	$1,306,391	$1,353,734	(3)
Interest-bearing checking	381,447	450,201	(15)
Money market	1,262,001	1,280,651	(1)
Savings	346,851	372,546	(7)
Total core deposits	3,296,690	3,457,132	(5)
Time deposits less than $100,000	943,046	1,012,401	(7)
Time deposits $100,000 or greater	2,907,316	2,765,509	5
Total time deposits	3,850,362	3,777,910	2
Total deposits	$7,147,052	$7,235,042	(1)

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)
	Three Months Ended June 30,
	2007	2006	% Change

Interest and dividend income	$187,214	$159,248	18
Interest expense	(88,285)	(67,604)	31
Net interest income before provision for loan losses	98,929	91,644	8
Provision for loan losses	-	(1,333)	(100)
Net interest income after provision for loan losses	98,929	90,311	10
Noninterest income	10,802	8,115	33
Noninterest expense	(43,263)	(38,532)	12
Income before provision for income taxes	66,468	59,894	11
Provision for income taxes	(25,978)	(23,249)	12
Net income	$40,490	$36,645	10
Net income per share, basic	$0.67	$0.61	10
Net income per share, diluted	$0.66	$0.59	12
Shares used to compute per share net income:
- Basic	60,381	60,270	0
- Diluted	61,346	61,619	0

	Three Months Ended June 30,
	2007	2006	% Change

Branch fees	$3,404	$2,890	18
Letters of credit fees and commissions	2,633	2,159	22
Ancillary loan fees	1,487	1,127	32
Net gain on sales of investment securities available-for-sale	918	145	533
Income from secondary market activities	86	189	(54)
Other operating income	2,274	1,605	42
Total noninterest income	$10,802	$8,115	33

Compensation and employee benefits	$20,648	$15,831	30
Occupancy and equipment expense	6,046	5,339	13
Amortization of premiums on deposits acquired	1,525	1,852	(18)
Amortization of investments in affordable
housing partnerships	1,236	1,461	(15)
Data processing	1,070	1,028	4
Deposit insurance premiums and regulatory assessments	324	366	(11)
Other operating expense	12,414	12,655	(2)
Total noninterest expense	$43,263	$38,532	12

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2007	2006	% Change

Interest and dividend income	$373,391	$296,550	26
Interest expense	(175,859)	(121,858)	44
Net interest income before provision for loan losses	197,532	174,692	13
Provision for loan losses	-	(4,666)	(100)
Net interest income after provision for loan losses	197,532	170,026	16
Noninterest income	23,297	16,973	37
Noninterest expense	(85,581)	(75,323)	14
Income before provision for income taxes	135,248	111,676	21
Provision for income taxes	(52,662)	(42,980)	23
Net income	$82,586	$68,696	20
Net income per share, basic	$1.36	$1.17	16
Net income per share, diluted	$1.34	$1.15	17
Shares used to compute per share net income:
- Basic	60,515	58,538	3
- Diluted	61,523	59,956	3

	Six Months Ended June 30,
	2007	2006	% Change

Branch fees	$6,831	$5,429	26
Letters of credit fees and commissions	4,986	4,331	15
Ancillary loan fees	2,767	1,906	45
Net gain on sales of investment securities available-for-sale	2,446	1,861	31
Net gain on sale of real estate owned	1,344	88	1,427
Income from secondary market activities	1,024	373	175
Other operating income	3,899	2,985	31
Total noninterest income	$23,297	$16,973	37

Compensation and employee benefits	$41,430	$32,000	29
Occupancy and equipment expense	11,927	10,116	18
Amortization of premiums on deposits acquired	3,057	3,617	(15)
Amortization of investments in affordable
housing partnerships	2,504	2,726	(8)
Data processing	2,052	1,788	15
Deposit insurance premiums and regulatory assessments	671	682	(2)
Other operating expense	23,940	24,394	(2)
Total noninterest expense	$85,581	$75,323	14

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Three Months Ended June 30,
	2007	2006	% Change
Loans receivable
Real estate - single family	$328,114	$518,088	(37)
Real estate - multifamily	1,175,402	1,642,472	(28)
Real estate - commercial	3,747,821	3,569,198	5
Real estate - construction	1,310,627	817,983	60
Commercial	1,054,579	760,970	39
Trade finance	328,984	221,756	48
Consumer	151,859	193,148	(21)
Total loans receivable	8,097,386	7,723,615	5
Investment securities available-for-sale	1,634,791	1,112,309	47
Earning assets	10,009,350	9,005,891	11
Total assets	10,653,778	9,583,728	11

Deposits
Noninterest-bearing demand	$1,265,108	$1,282,553	(1)
Interest-bearing checking	407,669	425,440	(4)
Money market	1,328,806	1,228,093	8
Savings	350,208	429,311	(18)
Total core deposits	3,351,791	3,365,397	(0)
Time deposits less than $100,000	975,979	1,155,660	(16)
Time deposits $100,000 or greater	2,846,255	2,474,445	15
Total time deposits	3,822,234	3,630,105	5
Total deposits	7,174,025	6,995,502	3
Interest-bearing liabilities	8,211,151	7,277,690	13
Stockholders' equity	1,043,012	917,143	14

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)
Average Balances	Six Months Ended June 30,
	2007	2006	% Change
Loans receivable
Real estate - single family	$353,565	$541,449	(35)
Real estate - multifamily	1,292,813	1,479,441	(13)
Real estate - commercial	3,741,701	3,469,696	8
Real estate - construction	1,254,617	755,605	66
Commercial	1,026,868	742,297	38
Trade finance	311,659	217,976	43
Consumer	155,938	196,527	(21)
Total loans receivable	8,137,161	7,402,991	10
Investment securities available-for-sale	1,641,974	975,973	68
Earning assets	10,062,554	8,538,937	18
Total assets	10,706,111	9,078,505	18

Deposits
Noninterest-bearing demand	$1,254,959	$1,230,939	2
Interest-bearing checking	411,692	431,926	(5)
Money market	1,322,191	1,128,207	17
Savings	357,360	383,574	(7)
Total core deposits	3,346,202	3,174,646	5
Time deposits less than $100,000	983,705	1,075,175	(9)
Time deposits $100,000 or greater	2,803,930	2,354,358	19
Total time deposits	3,787,635	3,429,533	10
Total deposits	7,133,837	6,604,179	8
Interest-bearing liabilities	8,279,895	6,896,886	20
Stockholders' equity	1,032,412	842,414	23

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Selected Ratios	Three Months Ended June 30,
	2007	2006	% Change
For The Period
Return on average assets	1.52%	1.53%	(1)
Return on average equity	15.53%	15.98%	(3)
Interest rate spread (3)	3.20%	3.36%	(5)
Net interest margin (3)	3.97%	4.08%	(3)
Yield on earning assets (3)	7.51%	7.09%	6
Cost of deposits	3.42%	2.86%	20
Cost of funds	3.74%	3.17%	18
Noninterest expense/average assets (1)	1.52%	1.47%	3
Efficiency ratio (1)	36.91%	35.30%	5
Net chargeoffs to average loans (2)	0.03%	0.02%	50
Gross loan chargeoffs	$865	$355	144
Loan recoveries	(289)	(50)	478
Net loan chargeoffs	$576	$305	89

Selected Ratios	Six Months Ended June 30,
	2007	2006	Change
For The Period
Return on average assets	1.54%	1.51%	2
Return on average equity	16.00%	16.31%	(2)
Interest rate spread (3)	3.21%	3.44%	(7)
Net interest margin (3)	3.96%	4.13%	(4)
Yield on earning assets (3)	7.49%	7.00%	7
Cost of deposits	3.39%	2.71%	25
Cost of funds	3.72%	3.02%	23
Noninterest expense/average assets (1)	1.49%	1.52%	(2)
Efficiency ratio (1)	36.24%	35.99%	1
Net chargeoffs to average loans (2)	0.02%	0.01%	100
Gross loan chargeoffs	$1,056	$356	197
Loan recoveries	(324)	(97)	234
Net loan chargeoffs	$732	$259	183

Period End
Tier 1 risk-based capital ratio	9.77%	9.41%	4
Total risk-based capital ratio	11.21%	11.34%	(1)
Tier 1 leverage capital ratio	8.89%	8.43%	5
Nonperforming assets to total assets	0.23%	0.11%	109
Nonaccrual loans to total loans	0.30%	0.10%	200
Allowance for loan losses to total loans	0.96%	0.96%	0
Allowance for loan losses and unfunded loan
commitments to total loans	1.12%	1.12%	0
Allowance for loan losses to nonaccrual loans	325.43%	986.31%	(67)

(1) Excludes the amortization of intangibles and investments in affordable housing partnerships.
(2) Annualized.
(3) Yields on certain securities have been adjusted upward to a "fully taxable equivalent" basis in order to reflect the effect of income which is exempt from federal income taxation at the current statutory tax rate.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Three Months Ended June 30,
	2007			2006
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)
ASSETS
Interest-earning assets:
Short-term investments	$7,151	$116	6.51%	$8,457	$113	5.36%
Securities purchased under resale agreements	195,055	3,943	8.11%	100,000	1,896	7.60%
Investment securities (2)	1,634,791	23,534	5.77%	1,112,309	12,972	4.68%
Loans receivable	8,097,386	158,844	7.87%	7,723,615	143,426	7.45%
Federal Home Loan Bank and Federal Reserve
Bank stocks	74,967	940	5.03%	61,510	864	5.63%
Total interest-earning assets	10,009,350	187,377	7.51%	9,005,891	159,271	7.09%

Noninterest-earning assets:
Cash and due from banks	143,474			129,338
Allowance for loan losses	(76,102)			(75,980)
Other assets	577,056			524,479
Total assets	$10,653,778			$9,583,728

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	407,669	1,617	1.59%	425,440	1,376	1.30%
Money market accounts	1,328,806	13,982	4.22%	1,228,093	11,085	3.62%
Savings deposits	350,208	589	0.67%	429,311	865	0.81%
Time deposits less than $100,000	975,979	9,330	3.83%	1,155,660	10,523	3.65%
Time deposits $100,000 or greater	2,846,255	35,606	5.02%	2,474,445	26,090	4.23%
Federal funds purchased	139,755	1,878	5.39%	97,314	1,208	4.98%
Federal Home Loan Bank advances	982,837	12,514	5.11%	756,206	8,199	4.35%
Securities sold under repurchase agreements	975,000	9,018	3.71%	527,198	5,005	3.81%
Long-term debt	204,642	3,751	7.35%	184,023	3,253	7.09%
Total interest-bearing liabilities	8,211,151	88,285	4.31%	7,277,690	67,604	3.73%
Noninterest-bearing liabilities:
Demand deposits	1,265,108			1,282,553
Other liabilities	134,507			106,342
Stockholders' equity	1,043,012			917,143
Total liabilities and stockholders' equity	$10,653,778			$9,583,728

Interest rate spread			3.20%			3.36%

Net interest income and net yield
on interest-earning assets (2)		$99,092	3.97%		$91,667	4.08%

(1) Annualized
(2) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

EAST WEST BANCORP, INC.
YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2007			2006
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)
ASSETS
Interest-earning assets:
Short-term investments	$7,429	$216	5.86%	$9,659	$236	4.93%
Securities purchased under resale agreements	195,313	7,729	7.98%	89,503	3,243	7.31%
Investment securities (2)	1,641,974	46,478	5.71%	975,973	22,207	4.59%
Loans receivable	8,137,161	317,007	7.86%	7,402,991	269,297	7.34%
Federal Home Loan Bank and Federal Reserve
Bank stocks	80,677	2,168	5.42%	60,811	1,610	5.34%
Total interest-earning assets	10,062,554	373,598	7.49%	8,538,937	296,593	7.00%

Noninterest-earning assets:
Cash and due from banks	145,483			135,859
Allowance for loan losses	(77,140)			(73,220)
Other assets	575,214			476,929
Total assets	$10,706,111			$9,078,505

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	411,692	3,339	1.64%	431,926	2,702	1.26%
Money market accounts	1,322,191	27,557	4.20%	1,128,207	18,919	3.38%
Savings deposits	357,360	1,213	0.68%	383,574	1,202	0.63%
Time deposits less than $100,000	983,705	18,881	3.87%	1,075,175	18,507	3.47%
Time deposits $100,000 or greater	2,803,930	69,096	4.97%	2,354,358	47,498	4.07%
Federal funds purchased	143,947	3,848	5.39%	99,651	2,327	4.71%
Federal Home Loan Bank advances	1,087,453	27,380	5.08%	826,130	16,907	4.13%
Securities sold under repurchase agreements	975,000	17,412	3.60%	426,657	7,882	3.73%
Long-term debt	194,617	7,133	7.39%	171,208	5,914	6.97%
Total interest-bearing liabilities	8,279,895	175,859	4.28%	6,896,886	121,858	3.56%
Noninterest-bearing liabilities:
Demand deposits	1,254,959			1,230,939
Other liabilities	138,845			108,266
Stockholders' equity	1,032,412			842,414
Total liabilities and stockholders' equity	$10,706,111			$9,078,505

Interest rate spread			3.21%			3.44%

Net interest income and net yield
on interest-earning assets (2)		$197,739	3.96%		$174,735	4.13%

(1) Annualized
(2) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.